Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE THIRD FISCAL QUARTER OF 2016

PORT ANGELES, WA (April 27, 2016) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the third fiscal quarter ended March 31, 2016. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization ("Conversion"). Accordingly, the results prior to that time relate solely to the operations of the Bank. The Company reported net income of $897,000, or $0.07 per share, for the quarter ended March 31, 2016, an increase of $184,000, or 25.8%, compared to net income of $713,000, or $0.06 per share, for the prior quarter ended December 31, 2015, mainly due to increased interest and fees on loans receivable. Compared to the same quarter one year prior, net income increased $8.5 million, or 111.8%, compared to a net loss of $7.6 million for the quarter ended March 31, 2015. The net loss in the prior year quarter end resulted from the $9.7 million charitable contribution to the First Federal Community Foundation. Net income for the nine months ended March 31, 2016 was $2.8 million, or $0.24 per share, compared to a net loss of $5.8 million, or $(0.48) per share, for the comparable period in 2015, and was also mainly due to the charitable contribution in the prior year.

Commenting on the third fiscal quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, “We are pleased with our loan and deposit growth achieved during the quarter and the continued improvement in our net interest margin, which increased to 3.01% for the quarter ended March 31, 2016, from 2.94% for the quarter ended December 31, 2015. Our net interest margin improved as a result of an increase in net loans receivable of $47.2 million, an increase in relatively low cost deposits, and the repayment of $19.9 million of higher cost, long-term FHLB advances during the quarter ended December 31, 2015. Our deposit growth of $24.6 million during the quarter included $5.8 million from our newest full-service branch located in Bellingham, Washington, which opened in November 2015.  Our commitments for construction loans increased $5.1 million, or 10.1%, during the quarter to $54.8 million at March 31, 2016."

Third Quarter highlights (at or for the quarter ended March 31, 2016)
•	Net income increased $184,000, or 25.8%, compared to the quarter ended December 31, 2015, primarily due to an increase in net interest income;
•	Earnings per share increased to $0.07 compared to $0.06 for the quarter ended December 31, 2015;
•	We repurchased 137,400 shares, or 1.0% of total shares we initially issued in the Conversion, at an average price of $12.61 per share, for future issuance under our 2015 Equity Incentive Plan;

•
Net interest income increased $246,000, or 3.6%, compared to the quarter ended December 31, 2015, primarily due to increases in the average balance of and interest earned on loans receivable and investment securities;

•
Net loans, excluding loans held for sale, increased $47.2 million during the quarter, primarily due to purchases and originations of one- to four-family residential; originations of commercial real estate, multi-family, and commercial business loans; and draws on construction loans; and

•	Deposits increased $24.6 million, or 3.6%, during the quarter due to promotional and ongoing business development activities in new and existing markets.

Balance Sheet Review

During the quarter ended March 31, 2016, total assets increased $37.6 million to $995.4 million from $957.8 million at December 31, 2015. Year over year, total assets increased $58.6 million, or 6.3%, from $936.8 million at March 31, 2015. Net loans, excluding loans held for sale, increased $47.2 million, or 9.0%, during the quarter to $574.4 million at March 31, 2016, and increased $81.2 million, or 16.5%, as compared to March 31, 2015, primarily due to new loan originations and the purchase of one- to four-family residential loan pools. Investment securities decreased $6.6 million, or 1.8% during the quarter to $357.4 million at March 31, 2016, primarily due to prepayment activity and normal amortization. Investment securities increased $3.9 million, or 1.1%, from the prior year as a result of the deployment of capital raised in our Conversion. Deposits increased $24.6 million, or 3.6%, during the quarter to $709.7 million at March 31, 2016, and increased $65.1 million, or 10.1%, compared to $644.7 million for the same period in the prior year as we continue to develop commercial and consumer deposit relationships in Silverdale and Bellingham, Washington, as well as within our historic Clallam and Jefferson County, Washington locations.

The increase of $47.2 million in net loans, excluding loans held for sale, during the three months ended March 31, 2016, was mainly attributable to an increase in one- to four-family residential loans of $23.1 million, or 8.4%, to $298.8 million at March 31, 2016, the result of new loan originations of $12.2 million and a purchased loan pool of $23.2 million, outpacing prepayment activity and normal amortization. In addition, multi-family loans increased $3.5 million, or 7.8%, to $47.6 million, commercial real estate loans increased $10.7 million, or 8.2% to $141.1 million, construction and land loans increased $8.1 million, or 30.3%, to $34.6 million, other consumer loans increased $622,000, or 8.1%, to $8.3 million, and commercial business loans increased $2.0 million, or 14.8%, to $15.6 million during the quarter. These increases were offset by a decrease in home equity loans of $1.1 million, or 3.1%, to $34.2 million. There were $33.6 million in undisbursed construction loan commitments at March 31, 2016, of which $7.1 million consisted mainly of custom one- to four-family residential construction; $18.4 million was committed to multi-family construction, primarily located in Snohomish, Pierce, and King Counties; $4.2 million was committed to a hotel construction project in Franklin County; and $3.9 million was committed to one- to four-family speculative construction in Thurston and King counties. Compared to the same period in the prior year, net loans, excluding loans held for sale, increased $81.2 million, or 16.5%, mainly attributable to an increase in one- to four-family residential loans of $38.9 million, which resulted from a combination of origination and retention of most one- to four-family residential loans supplemented with loan purchases during the past year.  Multi-family, commercial real estate, and construction and land loans increased $10.5 million, $12.9 million, and $20.7 million, respectively, over the last year. We continue to focus on increasing our loan balances as a percentage of earning assets.

During the quarter ended March 31, 2016, the total investment securities portfolio decreased $6.6 million to $357.4 million, mainly due to prepayment activity. Mortgage-backed securities represented the largest portion of the investment securities portfolio and were $245.5 million at March 31, 2016, a decrease during the quarter of $5.5 million, or 2.2%, from $251.0 million at December 31, 2015. Other investment securities, including mostly municipal bonds and other asset-backed securities, were $112.0 million at March 31, 2016, a decrease of $1.1 million, or 1.0%, from $113.1 million at December 31, 2015. Total investment securities increased $3.9 million, or 1.1%, compared to March 31, 2015, which included a $16.2 million increase in mortgage-backed securities and a $12.3 million decrease in other investment securities. We continue to manage the investment portfolio as a source of liquidity to fund our growth while supplementing interest income in lieu of holding higher cash balances at nominal interest rates.

 During the quarter ended March 31, 2016, total liabilities increased $35.7 million, or 4.6%, to $804.1 million at March 31, 2016 from $768.4 million at December 31, 2015. The increase was primarily the result of deposit account balances increasing $24.6 million, or 3.6%, to $709.7 million at March 31, 2016, from $685.1 million at December 31, 2015. The increase in deposits was primarily in certificates of deposit and money market accounts, which increased $10.1 million, or 6.9%, and $6.3 million, or 2.6%, respectively. Transaction and savings accounts also increased during the quarter $5.9 million, or 2.8%, and $2.2 million, or 2.5%, respectively. Deposit account increases were primarily the result of business and consumer development efforts with new and existing customers.

During the quarter ended March 31, 2016, borrowings increased $9.6 million to $84.8 million at March 31, 2016 from $75.2 million at December 31, 2015, as we used short-term FHLB advances to fund loan growth.

Total liabilities increased $59.0 million, or 7.9%, over the last year. The increase is attributed to an increase in deposit account balances of $65.1 million in new and existing markets.

Total equity increased $1.9 million, or 1.0%, from $189.4 million at December 31, 2015 to $191.3 million at March 31, 2016. The increase during the quarter resulted from a $2.5 million increase in accumulated other comprehensive income (loss) related to unrealized changes in market values of available for sale securities, a $177,000 increase related to the amortization of allocated shares held in the employee stock ownership plan, and a $539,000 increase in retained earnings due to net income of $897,000, partially offset by a $358,000 decrease related to the repurchase of shares intended to be issued in the future pursuant to the Company's 2015 Equity Incentive Plan.

Operating Results

Net interest income increased $246,000, or 3.6%, to $7.0 million for the quarter ended March 31, 2016, from $6.8 million for the prior quarter ended December 31, 2015, and increased $1.3 million, or 22.3%, from $5.7 million at March 31, 2015. There was no provisioning for loan losses during the quarters ended March 31, 2016, December 31, 2015, or March 31, 2015. Total interest income increased $220,000, or 2.8%, to $8.2 million for the three months ended March 31, 2016 from $7.9 million for the three months ended December 31, 2015, and increased $1.3 million, or 22.3%, from $5.7 million for the three months ended March 31, 2015. The increase in interest income for the quarter ended March 31, 2016, compared to the previous quarter, was primarily due to an increase in interest and fees on loans receivable. Compared to the same quarter last year, the increase in interest income was primarily related to increases in the average balance and interest earned on loans receivable and investment securities.

Total interest expense remained virtually unchanged at $1.2 million for the quarters ended March 31, 2016, December 31, 2015, and March 31, 2015.

The net interest margin increased seven basis points to 3.01% for the quarter ended March 31, 2016 compared to 2.94% for the prior quarter ended December 31, 2015, and increased 47 basis points from 2.54% for the same period in 2015. Net interest margin increased for the quarter ended March 31, 2016 compared to the prior quarter and the same period in 2015 primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives, as well as an increase in the average yield of investment securities. Reduced borrowing costs related to the prepayment of higher cost, longer-term FHLB advances during the quarter ended December 31, 2015 also contributed to improved margins during the quarter ended March 31, 2016.

Noninterest income decreased $827,000, or 44.0%, to $1.1 million during the quarter ended March 31, 2016, compared to the prior quarter ended December 31, 2015, as a result of the gain on sale of investment securities of $856,000 during the prior quarter. Noninterest income decreased $242,000, or 18.7%, compared to the same quarter in 2015, mainly due to a decline in net gain on sale of loans due to the retention of most one- to four-family residential loans originated.

Noninterest expense decreased $821,000, or 10.7%, to $6.9 million for the quarter ended March 31, 2016, compared to $7.7 million for the quarter ended December 31, 2015, primarily due to a prepayment penalty of $779,000 incurred as a result of early repayment of $19.9 million of FHLB advances in the prior quarter. Noninterest expense decreased $8.9 million, or

56.5%, for the quarter ended March 31, 2016 compared to $15.8 million for the same period in 2015, primarily as a result of charitable contributions related to the funding of the First Federal Community Foundation of $9.7 million.

Capital Ratios and Credit Quality

As of March 31, 2016, the Bank was well capitalized under the minimum capital requirements established by the FDIC, with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.2%, 22.2%, 22.2%, and 23.4%, respectively. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.2%, 22.6%, 22.6%, and 23.9%, respectively, at December 31, 2015.

Nonperforming loans increased $1.6 million, or 69.6%, during the quarter ended March 31, 2016, to $3.9 million at March 31, 2016 from $2.3 million at December 31, 2015, mainly attributable to an increase in nonperforming one- to four-family residential loans of $1.3 million. As a result, nonperforming loans to total loans increased to 0.7% at March 31, 2016 from 0.4% at December 31, 2015, and the allowance for loan losses as a percentage of nonperforming loans declined to 180.4% at March 31, 2016 from 309.4% at December 31, 2015. Improvements to asset quality during the quarter included a decrease of $13,000 in real estate owned and repossessed assets, a decrease of $900,000 in classified loans, and $14,000 in net recoveries on loan losses of amounts previously charged off. Our allowance for loan losses as a percentage of total loans decreased to 1.2% at March 31, 2016 from 1.3% at December 31, 2015, primarily due to the increase in net loans receivable during the quarter. We believe our asset quality remains stable and that our allowance for loan losses is adequate, with normal fluctuations in the balance of nonperforming assets and other credit quality measures expected over time and as we grow our loan portfolio.

About the Company

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, one in Kitsap County, and a full-service branch which opened during the quarter ended December 31, 2015, in Bellingham, Washington located in Whatcom County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data) (Unaudited)

				Three	One
	March 31,	December 31,	March 31,	Month	Year
Assets	2016	2015	2015	Change	Change

Cash and due from banks	$10,449	$14,158	$10,544	(26.2)%	(0.9)%
Interest-bearing deposits in banks	10,013	9,502	31,523	5.4	(68.2)
Investment securities available for sale, at fair value	300,254	305,131	290,372	(1.6)	3.4
Investment securities held to maturity, at amortized cost	57,176	58,872	63,173	(2.9)	(9.5)
Loans held for sale	—	—	342	n/a	(100.0)
Loans receivable (net of allowance for loan losses of $6,988, $6,974 and $7,424)	574,381	527,144	493,178	9.0	16.5
Federal Home Loan Bank (FHLB) stock, at cost	4,571	4,197	9,737	8.9	(53.1)
Accrued interest receivable	2,858	2,868	2,589	(0.3)	10.4
Premises and equipment, net	13,645	13,563	12,114	0.6	12.6
Mortgage servicing rights, net	1,004	1,055	1,170	(4.8)	(14.2)
Bank-owned life insurance, net	18,227	18,190	18,129	0.2	0.5
Real estate owned and repossessed assets	145	158	1,835	(8.2)	(92.1)
Prepaid expenses and other assets	2,648	2,964	2,063	(10.7)	28.4

Total assets	$995,371	$957,802	$936,769	3.9%	6.3%

Liabilities and Stockholders' Equity

Deposits	$709,740	$685,093	$644,664	3.6%	10.1%
Borrowings	84,760	75,154	90,033	12.8	(5.9)
Accrued interest payable	209	210	261	(0.5)	(19.9)
Accrued expenses and other liabilities	7,613	6,943	8,724	9.7	(12.7)
Advances from borrowers for taxes and insurance	1,786	1,027	1,440	73.9	24.0

Total liabilities	804,108	768,427	745,122	4.6	7.9

Stockholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 12,962,960 at March 31, 2016; issued and outstanding 13,100,360 at December 31, 2015 and March 31, 2015	130	131	131	(0.8)	(0.8)
Additional paid-in capital	125,447	126,810	126,817	(1.1)	(1.1)
Retained earnings	77,053	76,514	73,815	0.7	4.4
Accumulated other comprehensive income (loss), net of tax	985	(1,551)	1,852	163.5	(46.8)
Unearned employee stock ownership plan (ESOP) shares	(12,352)	(12,529)	(10,968)	1.4	(12.6)

Total stockholders' equity	191,263	189,375	191,647	1.0	(0.2)

Total liabilities and stockholders' equity	$995,371	$957,802	$936,769	3.9%	6.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	March 31,	December 31,	March 31,	Month	Year
	2016	2015	2015	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$6,047	$5,766	$5,481	4.9%	10.3%
Interest on mortgage-backed and related securities	1,356	1,351	836	0.4	62.2
Interest on investment securities	714	776	509	(8.0)	40.3
Interest-bearing deposits and other	13	14	62	(7.1)	(79.0)
FHLB dividends	31	34	3	(8.8)	933.3
Total interest income	8,161	7,941	6,891	2.8	18.4

INTEREST EXPENSE
Deposits	558	510	443	9.4	26.0
Borrowings	597	671	719	(11.0)	(17.0)
Total interest expense	1,155	1,181	1,162	(2.2)	(0.6)

Net interest income	7,006	6,760	5,729	3.6	22.3

PROVISION FOR LOAN LOSSES	—	—	—	n/a	n/a

Net interest income after provision for loan losses	7,006	6,760	5,729	3.6	22.3

NONINTEREST INCOME
Loan and deposit service fees	844	882	843	(4.3)	0.1
Mortgage servicing fees, net of amortization	72	57	93	26.3	(22.6)
Net gain on sale of loans	20	26	198	(23.1)	(89.9)
Net gain on sale of investment securities	—	856	—	(100.0)	n/a
Increase (decrease) in cash surrender value of bank- owned life insurance	37	(17)	40	317.6	(7.5)
Other income	78	74	119	5.4	(34.5)
Total noninterest income	1,051	1,878	1,293	(44.0)	(18.7)

NONINTEREST EXPENSE
Compensation and benefits	3,645	3,708	3,396	(1.7)	7.3
Real estate owned and repossessed assets (income) expenses, net	15	(35)	97	142.9	(84.5)
Data processing	686	653	626	5.1	9.6
Occupancy and equipment	899	908	721	(1.0)	24.7
Supplies, postage, and telephone	161	200	168	(19.5)	(4.2)
Regulatory assessments and state taxes	100	183	84	(45.4)	19.0
Advertising	199	252	99	(21.0)	101.0
Charitable contributions	—	—	9,777	n/a	(100.0)
Professional fees	421	439	265	(4.1)	58.9
FDIC insurance premium	108	99	138	9.1	(21.7)
FHLB prepayment penalty	—	779	—	(100.0)	n/a
Other	628	497	390	26.4	61.0
Total noninterest expense	6,862	7,683	15,761	(10.7)	(56.5)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	1,195	955	(8,739)	25.1	113.7

PROVISION (BENEFIT) FOR INCOME TAXES	298	242	(1,160)	23.1	125.7

NET INCOME (LOSS)	$897	$713	$(7,579)	25.8%	111.8%

Basic and diluted earnings (loss) per share	$0.07	$0.06	$(0.62)	16.7%	111.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended March 31,		Percent
	2016	2015	Change
INTEREST INCOME
Interest and fees on loans receivable	$17,315	$16,616	4.2%
Interest on mortgage-backed and related securities	3,909	2,369	65.0
Interest on investment securities	2,279	1,156	97.1
Interest-bearing deposits and other	47	89	(47.2)
FHLB dividends	76	8	850.0
Total interest income	23,626	20,238	16.7

INTEREST EXPENSE
Deposits	1,569	1,196	31.2
Borrowings	1,994	2,189	(8.9)
Total interest expense	3,563	3,385	5.3

Net interest income	20,063	16,853	19.0

PROVISION FOR LOAN LOSSES	—	—	n/a

Net interest income after provision for loan losses	20,063	16,853	19.0

NONINTEREST INCOME
Loan and deposit service fees	2,655	2,502	6.1
Mortgage servicing fees, net of amortization	187	226	(17.3)
Net gain on sale of loans	88	336	(73.8)
Net gain on sale of investment securities	856	—	100.0
Increase in cash surrender value of bank-owned life insurance	59	63	(6.3)
Other income	347	287	20.9
Total noninterest income	4,192	3,414	22.8

NONINTEREST EXPENSE
Compensation and benefits	10,626	9,485	12.0
Real estate owned and repossessed assets (income) expenses, net	(362)	35	(1,134.3)
Data processing	1,994	1,858	7.3
Occupancy and equipment	2,620	2,283	14.8
Supplies, postage, and telephone	500	499	0.2
Regulatory assessments and state taxes	377	247	52.6
Advertising	640	314	103.8
Charitable contributions	—	9,834	(100.0)
Professional fees	1,320	562	134.9
FDIC insurance premium	331	405	(18.3)
FHLB prepayment penalty	779	—	100.0
Other	1,635	1,198	36.5
Total noninterest expense	20,460	26,720	(23.4)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	3,795	(6,453)	158.8

PROVISION (BENEFIT) FOR INCOME TAXES	957	(605)	258.2

NET INCOME (LOSS)	$2,838	$(5,848)	148.5%

Basic and diluted earnings (loss) per share	$0.24	$(0.48)	150.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended (unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Performance ratios: (1)
Return on average assets	0.37%	0.30%	0.52%	0.32%	(3.22)%
Return on average equity	1.88	1.49	2.56	1.58	(18.73)
Average interest rate spread	2.81	2.73	2.54	2.50	2.39
Net interest margin (2)	3.01	2.94	2.76	2.69	2.54
Efficiency ratio (3)	85.2	88.9	78.2	86.2	224.5
Average interest-earning assets to average interest-bearing liabilities	140.0	141.1	139.3	136.2	130.6

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.4%	0.3%	0.5%	0.7%	0.7%
Nonperforming loans to total gross loans (5)	0.7	0.4	0.8	1.0	0.9
Allowance for loan losses to nonperforming loans (5)	180.4	309.4	186.5	145.6	165.2
Allowance for loan losses to gross loans receivable	1.2	1.3	1.4	1.4	1.5
Net charge-offs to average outstanding loans	—	—	—	0.2	0.1

Capital ratios:
Equity to total assets at end of period	19.2%	19.8%	20.1%	20.4%	20.5%
Average equity to average assets	19.8	20.0	20.1	20.5	17.2

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.